Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and accompanying notes show the impact on the historical financial conditions and results of operations of Nicolet and Mackinac and have been prepared to illustrate the effects of the Mackinac merger under the acquisition method of accounting.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 and unaudited pro forma combined statements of income for the six months ended June 30, 2021 and for the year ended December 31, 2020, have been prepared to reflect the merger of Nicolet and Mackinac, after giving effect to the adjustments described in the notes to the pro forma condensed combined financial information. In the merger, Mackinac common shareholders, in exchange for the shares of Mackinac common stock held immediately prior to the merger (other than certain cancelled shares), have the right to receive total consideration of approximately $50 million in cash and an aggregate of approximately 2.3 million shares of Nicolet common stock, subject to adjustments as described herein, having an estimated aggregate value of approximately $180 million (based on the closing price of Nicolet common stock of $76.74 on September 2, 2021), representing an aggregate purchase price of approximately $230 million.

The merger will be accounted for as an acquisition transaction. Under the acquisition method of accounting, Nicolet records the assets and liabilities of the acquired entity at its fair value on the closing date of the merger. The pro forma condensed consolidated balance sheet as of June 30, 2021 has been prepared based on the historical consolidated balance sheets of Nicolet and Mackinac, assuming the transaction was consummated on June 30, 2021. The pro forma condensed combined statements of income for the six months ended June 30, 2021 and for the year ended December 31, 2020 have been prepared based on the historical consolidated statements of income for Nicolet and Mackinac, assuming the transaction was consummated on January 1, 2020.

The selected unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and does not indicate either the operating results that would have occurred had the merger been consummated as of the date indicated, or future results of operations or financial condition. The selected unaudited pro forma condensed combined financial information is based upon assumptions and adjustments that Nicolet believes are reasonable. Only such adjustments as have been noted in the accompanying notes have been applied in order to give effect to the merger transaction. Such assumptions and adjustments are subject to change as future events materialize and fair value estimates are refined.

The unaudited pro forma condensed combined and fully combined consolidated financial information should be read in conjunction with:

•the accompanying notes to the unaudited pro forma condensed combined financial information;

•Nicolet’s Annual Report on Form 10-K for the year ended December 31, 2020, and its Form 10-Q for the quarterly periods ended March 31, 2021, and June 30, 2021;

•Mackinac’s unaudited consolidated financial statements and accompanying notes as of and for the six months ended June 30, 2021, included in Mackinac’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021; and

•Mackinac’s audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2020, included in Mackinac’s Annual Report on Form 10-K for the year ended December 31, 2020.

NICOLET BANKSHARES, INC.
COMBINED WITH MACKINAC FINANCIAL CORPORATION
PRO FORMA CONDENSED COMBINED BALANCE SHEET (Unaudited)
As of June 30, 2021

(In thousands)	Historical		Pro Forma Adjustments		Nicolet and Mackinac Pro Forma Combined
	Nicolet	Mackinac
Cash and cash equivalents, including certificates of deposits in other banks	$815,793	$353,904	$(49,295)	A,B	$1,120,402
Investment securities, including equity securities	571,144	101,955	(593)		672,506
Loans held for sale	11,235	1,535			12,770
Loans	2,820,331	976,520	(7,387)	C	3,789,464
Allowance for credit losses	(32,561)	(5,651)	(14,146)	D	(52,358)
Other real estate owned, net	2,895	1,343	(664)	E	3,574
Bank owned life insurance	84,347	15,658			100,005
Goodwill	163,151	19,574	78,366	F	261,091
Core deposit intangible	10,560	4,031	769	G	15,360
Other assets	140,452	50,083	5,019	H	195,554
Total Assets	$4,587,347	$1,518,952	$12,069		$6,118,368
Deposits	$3,939,022	$1,307,154	$500	I	$5,246,676
Short-term borrowings	—	—	—		—
Long-term borrowings	45,108	28,441	100	I	73,649
Other liabilities	43,822	11,438	14,600	J	69,860
Total Liabilities	4,027,952	1,347,033	15,200		5,390,185
Common stock & Additional paid-in capital	261,194	127,624	51,738	A,K	440,556
Retained earnings	289,475	43,189	(53,763)	A,K	278,901
Accumulated other comprehensive income	8,726	1,106	(1,106)	K	8,726
Total Stockholders’ Equity (Common)	559,395	171,919	(3,131)		728,183
Total Liabilities and Stockholders’ Equity	$4,587,347	$1,518,952	$12,069		$6,118,368
Outstanding shares	9,843	10,550	2,337	A	12,180

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

NICOLET BANKSHARES, INC.
COMBINED WITH MACKINAC FINANCIAL CORPORATION
PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME (Unaudited)

(In thousands, except per share data)	Six Months Ended June 30, 2021		Pro Forma Adjustments		Nicolet and Mackinac Pro Forma Combined
	Nicolet	Mackinac
Interest income	$75,183	$29,081	$1,230	A	$105,494
Interest expense	5,971	2,037	(100)	B	7,908
Net interest income	69,212	27,044	1,330		97,586
Provision for credit losses	500	100	—		600
Noninterest income	37,304	4,822			42,126
Noninterest expense	56,828	23,760	56	D	80,644
Income before income tax expense	49,188	8,006	1,274		58,468
Income tax expense	12,665	1,181	319	F	14,165
Net income	$36,523	$6,825	$955		$44,303
Weighted average common shares outstanding
Basic	9,949	10,537	2,337	G	12,286
Diluted	10,365	10,583	2,337	G	12,702
Earnings per common share
Basic	$3.67	$0.65			$3.61
Diluted	$3.52	$0.65			$3.49

(In thousands, except per share data)	Year Ended December 31, 2020		Pro Forma Adjustments		Nicolet and Mackinac Pro Forma Combined
	Nicolet	Mackinac
Interest income	$149,202	$62,029	$1,876	A	$213,107
Interest expense	19,864	7,223	(200)	B	26,887
Net interest income	129,338	54,806	2,076		186,220
Provision for credit losses	10,300	1,000	13,892	C	25,192
Noninterest income	62,626	10,199	—		72,825
Noninterest expense	100,719	46,949	20,198	D,E	167,866
Income before income tax expense	80,945	17,056	(32,014)		65,987
Income tax expense	20,476	3,583	(8,004)	F	16,055
Net income	60,469	13,473	(24,010)		49,932
Less: Net income attributable to noncontrolling interest	347	—			347
Net income attributable to Nicolet	$60,122	$13,473	$(24,010)		$49,585
Weighted average common shares outstanding
Basic	10,337	10,580	2,337	G	12,674
Diluted	10,541	10,580	2,337	G	12,878
Earnings per common share
Basic	$5.82	$1.27			$3.91
Diluted	$5.70	$1.27			$3.85

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation
The accompanying unaudited pro form condensed combined financial information and related notes were prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined income statement for the six months ended June 30, 2021, and for the year ended December 31, 2020, combine the historical consolidated statements of income of Nicolet and Mackinac, giving effect to the merger as if it had been completed on January 1, 2020. The accompanying unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines the historical consolidated balance sheets of Nicolet and Mackinac, giving effect to the merger as if it had been completed on June 30, 2021.

The unaudited pro forma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of the merger involving Nicolet and Mackinac under the acquisition method of accounting with Nicolet treated as the acquirer. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined company had the companies actually been combined at the beginning of each period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined company. Under the acquisition method of accounting, the assets and liabilities of Mackinac, as of the effective time of the merger, will be recorded by Nicolet at their respective fair values, and the excess of the merger consideration over the fair value of the net assets acquired will be allocated to goodwill.

The merger provides for Mackinac common shareholders, in exchange for the shares of Mackinac common stock held immediately prior to the merger, to receive total consideration of approximately $50 million in cash and an aggregate of approximately 2.3 million shares of Nicolet common stock, subject to adjustments as described herein, having an estimated aggregate value of approximately $180 million (based on the closing price of Nicolet common stock of $76.74 on September 2, 2021), representing an aggregate purchase price of approximately $230 million.

The pro forma allocation of the purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment. For purposes of the unaudited pro forma condensed combined balance sheet, the purchase price consideration has been allocated to the assets acquired and liabilities assumed of Mackinac based upon management’s preliminary estimate of their fair values as of June 30, 2021. Nicolet has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair value of Mackinac assets acquired or liabilities assumed, other than a preliminary estimate for intangible assets and certain financial assets and financial liabilities. In addition, certain Mackinac nonfinancial assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values. Any differences between the fair value of the consideration transferred and the fair value of the assets acquired and liabilities assumed will be recorded as goodwill. Accordingly, the purchase price allocation and related adjustments reflected in these unaudited pro forma condensed combined financial statements are preliminary and subject to revision based on the final determination of fair value.

Note 2. Preliminary Purchase Price Allocation for Mackinac
The following table summarizes the preliminary purchase price allocation of the estimated merger consideration to the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of Mackinac using Mackinac’s unaudited consolidated balance sheet as of June 30, 2021.

(In thousands, except per share data)	Mackinac Net Assets at Fair Value
Cash and cash equivalents	$353,904
Investment securities	101,955
Loans held for sale	1,535
Loans	969,133
Allowance for credit losses	(5,905)
Other real estate owned, net	679
Core deposit intangible	4,800
Other assets	66,849
Total Assets	$1,492,950
Deposits	$1,307,654
Short-term borrowings	—
Other long-term borrowings	28,541
Other liabilities	26,038
Total Liabilities	1,362,233
Net assets acquired	$130,717
Purchase price:
Shares of Mackinac outstanding	10,624
Exchange ratio	0.22
Pro Forma Nicolet shares to be issued	2,337
Nicolet closing stock price on September 2, 2021	$76.74
Pro Forma stock consideration	$179,363
Pro Forma cash consideration	$49,295
Total Pro Forma purchase price	$228,658
Preliminary goodwill	$97,941

Note 3. Pro Forma Adjustments to the Unaudited Condensed Combined Balance Sheet
The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined balance sheet. All taxable adjustments were calculated using a 27% tax rate, which represents Nicolet’s statutory rate, to arrive at deferred tax asset or liability adjustments. All adjustments are based on preliminary assumptions and valuations, which are subject to change.

A.	Total pro forma purchase price consideration of approximately $230 million comprised of the issuance of approximately 2.3 million shares of Nicolet common stock at a price of $76.74, based on the Nicolet closing stock price on September 2, 2021 (the last trading day prior to the consummation of the acquisition), for pro forma stock consideration of approximately $180 million and pro forma cash consideration of approximately $50 million.

B.	Nicolet to write-off its investment holding of 30,000 shares of Mackinac common stock (carried at the Mackinac market price of $19.76 on June 30, 2021) for a reduction to investments of $593,000, a decrease of $160,000 to the deferred tax liability, and a $433,000 net equity reduction.

C.	Adjustment to loans to reflect estimated fair value adjustments, which include lifetime credit loss expectations for loans, current interest rates and liquidity, as well as the gross up of purchased credit deteriorated (“PCD”) loans. The adjustment includes the following.

(In thousands)	June 30, 2021
Reversal of historic Mackinac loan fair value adjustments	$1,391
Estimate of loan fair value adjustments	(14,683)
Net pro forma fair value adjustments	(13,292)
Gross up of PCD loans for credit mark (see also D below)	5,905
Cumulative pro forma adjustments to loans	$(7,387)

D.	Adjustment to the allowance for credit losses include the following.

(In thousands)	June 30, 2021
Reversal of historical Mackinac allowance for credit losses	$5,651
Estimate of lifetime credit losses for PCD loans (see also C above)	(5,905)
Estimate of lifetime credit losses for non-PCD loans	(13,892)
Cumulative pro forma adjustments to the allowance for credit losses	$(14,146)

E.	Adjustment of $664,000 to mark Mackinac’s other real estate owned to fair value, based on Nicolet’s assessment of property resolution.
F.	Adjustment to eliminate Mackinac’s historical goodwill of $19.6 million and record estimated goodwill associated with the merger of $97.9 million.
G.	Adjustment to eliminate Mackinac’s existing core deposit intangible of $4.2 million and record a new core deposit intangible of $4.8 million.
H.	Adjustment to deferred tax related to all fair value marks noted in these pro forma adjustments to the condensed combined balance sheet.
I.	Adjustment to mark Mackinac’s Federal Home Loan Bank advances to fair value by $100,000 and to reflect current market rate of interest on deposits of $500,000.
J.	Adjustment to record estimated merger-related transaction costs of $20 million, net of deferred taxes of $5.4 million.
K.	Adjustment to eliminate Mackinac’s common equity and record the issuance of Nicolet pro forma stock consideration (as noted in A above).

Note 4. Pro Forma Adjustments to the Unaudited Condensed Combined Statements of Income
Pro forma net income includes one-time estimated merger-related transaction costs (see item E below), as well as the Day 2 adjustment to record provision expense and the corresponding increase to the allowance for credit losses (see item C below, as well as Note 3 item D above), but does not reflect potential synergies and other estimated cost savings that may arise from the combination.

A.	Net fair value adjustments to interest income to eliminate Mackinac’s accretion of discounts on previously acquired loans and record the estimated accretion of the net discount on acquired loans. For purposes of the pro forma impact, the net discount accretion was estimated using a period of 3 years.
B.	Net fair value adjustments to interest expense for deposits and FHLB advances assuming straight-line over a 3 year weighted average life.
C.	Adjustment to record provision expense on Mackinac’s non-PCD loans, including adoption of the current expected credit losses (“CECL”) methodology for the Mackinac loan portfolio (Day 2).
D.	Net adjustment to core deposit intangible amortization to eliminate Mackinac core deposit intangible amortization and record estimated amortization of acquired core deposit intangible. Core deposit intangible will be amortized using the sum-of-the-years digits method over ten years.
E.	Adjustment to reflect merger-related transaction costs of $20 million.
F.	Adjustment to income tax expense to record the income tax effects of pro forma adjustments at the estimated statutory effective tax rate of 27%.
G.	Adjustments to weighted average shares to eliminate the weighted average shares of Mackinac common stock outstanding, and record the issuance of Nicolet common stock, calculated using the exchange ratio of 0.22 per share.